Exhibit 99.2

October 21, 2024

Board of Directors

Bowen Acquisition Corp (NASDAQ:BOWN)

420 Lexington Avenue, Suite 2446

New York, NY | 10170 | United States

Re:	Consent of Newbridge Securities Corporation

Reference is made to our opinion letter, dated January 18th, 2024 (the “Newbridge Opinion”), with respect to the fairness from a financial point of view to the shareholders of Bowen Acquisition Corp (NASDAQ:BOWN), (“BOWN”) of the Merger Consideration (as defined in the Newbridge Opinion) pursuant to the Agreement and Plan of Reorganization, dated as of January 18th, 2024, by and among BOWN, Bowen Merger Sub, Shenzhen Qianzhi Biotechnology Co., Ltd (“SQBCL”) and Qianzhi Group Holding (Cayman) Limited.

Newbridge Securities Corporation (“Newbridge”) hereby consents to (i) the inclusion of the Newbridge Opinion as an annex to the proxy statement/prospectus that is being filed with the Securities and Exchange Commission (the “SEC”) in connection with the proposed business combination transaction involving BOWN and SQBCL, which proxy statement/prospectus forms a part of BOWN’s and SQBCL’s Registration Statement on Form S-4 that is being filed with the SEC (the “Registration Statement”), (ii) the references to Newbridge in the Registration Statement and (iii) the inclusion therein of related information such as (a) the summaries of and excerpts from the Newbridge Opinion, (b) the description of certain financial analyses underlying the Newbridge Opinion and (c) certain terms of our engagement by BOWN.

By giving such consent, Newbridge does not thereby admit that we are experts with respect to any part of such proxy statement/prospectus within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Newbridge Securities Corporation

/s/ Chad D. Champion
Chad D. Champion
Senior Managing Director
Head of Equity Capital Markets & Investment Banking